Exhibit 99.1

MarketAxess Reports Second Quarter 2024 Financial Results

Revenue Growth of 10% Driven by Growth in Total Credit ADV and Pragma Revenues

Second Strongest Quarter for Total Credit ADV with Strong Growth Across Most Products

Record Eurobonds ADV, Portfolio Trading Volume and Muni Bond Estimated Market Share

Board Increases Share Repurchase Authorization to $250 Million

NEW YORK | August 6, 2024 - MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the second quarter ended June 30, 2024.

2Q24 select financial and operational highlights*

•  Total revenues of $197.7 million, up 10%, includes Pragma revenues of $7.9 million and an increase of approximately $0.3 million from the impact of foreign currency fluctuations.

•  Strong geographic and product/protocol diversification with 16% growth across emerging markets, Eurobonds and municipals commission revenue helping to offset a decrease in U.S. high-yield trading activity, driven by lower credit spread volatility.

•  Record portfolio trading volume of $55.0 billion.[1]

•  22% increase in services revenue (combined information, post-trade and technology services revenue) to $26.0 million, includes record information services revenue and an increase of approximately $2.9 million from Pragma revenues.

•  Total expenses of $116.3 million, up 12%, includes Pragma operating expenses of $7.8 million and an increase of approximately $0.2 million from the impact of foreign currency fluctuations.

•  Diluted earnings per share (“EPS”) of $1.72 on net income of $64.9 million, compared to EPS of $1.59 on net income of $59.9 million. The prior year quarter included a negative $0.04 per diluted share impact from foreign currency transaction losses and unrealized losses on investments.

•  Record 2,119 (+2%) active client firms, 1,626 (+1%) active U.S. credit client firms, record 1,076 (+2%) international active client firms and 1,167 (+4%) active client firms trading three or more products.

•  Record automation suite trade count (+37%) and record active client firms (+70%); automation suite trading volume up 21% and dealer algorithmic responses up 38%.

Chris Concannon, CEO of MarketAxess, commented:

“In the second quarter, we continued to execute our strategy and delivered solid financial results and continued expense and capital discipline. Our strong free cash flow generation model gives us the flexibility to invest for growth and return capital to investors. We repurchased $50 million in shares year-to-date, and our Board approved a new share repurchase authorization of $200 million.

The international roll-out of X-Pro and the launch of the next phase of our high-touch strategy is expected to occur late in the third quarter and will include initial elements of AI dealer select functionality. Our announcement yesterday to connect our liquidity pools with ICE Bonds to drive greater efficiency and liquidity in the Municipal and corporate bond markets is a great example of how we are leveraging connectivity to drive future growth.

In summary, we made significant progress in executing our strategy in the second quarter, and we believe the strategic priorities we have established will drive increased market share and higher levels of revenue growth for shareholders in the future.”

•  In August 2024, the Board of Directors authorized a new share repurchase program for up to $200.0 million of the Company’s common stock. This program is in addition to the $50.0 million currently remaining under the Company’s existing program for a current aggregate outstanding authorization of $250.0 million.

*	All comparisons versus 2Q23 unless otherwise noted.

Table 1: 2Q24 select financial results

5 in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)		EBITDA[4]	EBITDA Margin (%)[4]
2Q24	$198	$81	$65	$1.72	32.9%		$99	50.0%
2Q23	$180	$76	$60	$1.59	33.3%		$91	50.4%
% Change	10%	7%	8%	8%	(40	) bps	9%	(40	) bps
YTD 2024	$408	$174	$138	$3.64	33.7%		$208	51.0%
YTD 2023	$383	$171	$133	$3.55	34.9%		$201	52.5%
% Change	7%	2%	3%	3%	(120	) bps	3%	(150	) bps

Table 1A: 2Q24 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[5]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
2Q24	63/61	$34,169	$13,743	$6,436	$1,337	$3,337	$2,103	$522	$20,426	$19,634	$792
2Q23	62/60	$27,828	$12,226	$5,697	$1,474	$2,714	$1,942	$389	$15,602	$15,163	$439
% Change		23%	12%	13%	(9%)	23%	8%	34%	31%	29%	80%

Table 1B: 2Q24 estimated market share

	CREDIT								RATES
(unaudited)	High-Grade		High-Yield		High-Grade/High-Yield Combined		Municipals[1]		US Govt. Bonds[1]
2Q24	18.7%		13.5%		17.6%		7.4%		2.3%
2Q23	20.7%		16.5%		19.7%		5.4%		2.1%
Bps Change	(200	) bps	(300	) bps	(210	) bps	+200	bps	+20	bps

2Q24 overview of results

Commission revenue and trading volume

Credit

Credit Commission Revenue

•

Total credit commission revenue of $160.8 million (including $33.2 million in fixed-distribution fees) increased $6.8 million, or 4%, compared to $154.0 million (including $35.3 million in fixed-distribution fees) in the prior year. The increase in total credit commission revenue was driven principally by higher emerging markets, U.S. high-grade and Eurobonds commission revenue. Strong growth in these products was partially offset by lower U.S. high-yield commission revenue on lower credit spread volatility. The decline in variable transaction fees per million (“FPM”) to $148.16 from $157.42 in the prior year was mainly due to product and protocol mix-shift, principally lower levels of U.S. high-yield activity and increased portfolio trading. The decrease in fixed-distribution fees was principally driven by the consolidation of two global dealers and migrations to variable fee plans, partially offset by the addition of new dealer fixed fee plans.

Credit Trading Volumes

•	Strong growth in total credit average daily volume (“ADV”) to $13.7 billion, up 12%. Record $55.0 billion in total portfolio trading volume, up 143% compared to the prior year, and up 24% from 1Q24.[1]

•	34% Open Trading share[2] of total credit trading volume, in line with the prior year. The Company delivered estimated price improvement[3] via Open Trading of approximately $110 million in the quarter.

U.S. Credit

•

U.S. high-grade ADV of $6.4 billion, up 13% on a 25% increase in estimated market ADV. Estimated market share was 18.7% (19.2% including single-dealer portfolio trades),[6] down from 20.7% (20.8% including single-dealer portfolio trades).[6]

•

U.S. high-yield ADV of $1.3 billion, down 9%, with estimated market share of 13.5% (13.8% including single-dealer portfolio trades),[6] down from 16.5% (16.6% including single-dealer portfolio trades).[6] U.S. high-yield estimated market ADV increased 11%. We believe the decrease in U.S. high-yield estimated market share year-over-year was driven, in part, by lower levels of credit spread volatility and a greater focus on the new issue calendar by our long-only client segment.

•	Lower levels of credit spread volatility drove an estimated 37% decrease in ETF market maker client activity on the platform.

•	U.S. high-yield new issuance was $77.9 billion, up 44% from the prior year.

Other credit

•

Emerging markets ADV of $3.3 billion, up 23%, with strong regional contribution across the LATAM, EMEA and APAC regions. The increase was driven by a 26% increase in hard currency ADV, and a 17% increase in local markets ADV.

•	Record $4.7 billion in emerging markets portfolio trading volume.

•	Record Eurobonds ADV of $2.1 billion, up 8%.

•	Municipal bond ADV of $522 million, up 34%, with estimated market ADV down 2%. Record estimated market share of 7.4%, up from 5.4% in the prior year.[1]

Strategic priority related protocols & workflow tools

•	A record 56% of our portfolio trading volume was executed on X-Pro.

•	Dealer RFQ ADV of $1.2 billion across all credit products increased 27%.

•	AxessIQ, the order and execution workflow solution designed for wealth management and private banking clients, achieved ADV of $135 million, up 22% from the prior year.

Rates

•

Total rates commission revenue of $5.8 million increased $1.2 million, or 25%. A 31% increase in total rates ADV to $20.4 billion was partially offset by a 5% decrease in FPM to $4.45 due to mix, compared to $4.70 in the prior year.

Other

•	Total other commission revenue was $5.1 million, which consists of Pragma commission revenue.

Services revenue

Information services

•	Information services revenue of $12.5 million increased $0.9 million, or 8%, compared to the prior year. The increase in revenue was principally driven by net new data contract revenue.

Post-trade services

•	Post-trade services revenue of $10.4 million increased $1.0 million, or 10%, compared to the prior year mainly due to the impact of price increases and net new contract revenue.

Technology services

•	Total technology services revenue of $3.0 million, up from $0.2 million in the prior year. The current quarter includes $2.9 million of Pragma revenue.

Expenses

•	Total expenses of $116.3 million, up 12%, includes Pragma operating expenses of $7.8 million and an increase of $0.2 million from the impact of foreign currency fluctuations.

Non-operating

•

Other income (expense): Other income was $5.0 million, up from $3.2 million in the prior year. The current quarter included interest income of $6.4 million driven by higher interest rates, partially offset by a $1.0 million net foreign currency transaction loss. The prior year period included a $1.3 million net foreign currency transaction loss and a $0.8 million unrealized loss on U.S. Treasury investments, which had a negative $0.04 per diluted share impact in the quarter.

•	Tax rate: The effective tax rate was 24.8%, up from 24.2% in the prior year.

Capital

•

The Company had $558.8 million in cash, cash equivalents, corporate bond investments and U.S. Treasury investments as of June 30, 2024. There were no outstanding borrowings under the Company’s credit facility.

•	In August 2024, the Board of Directors authorized a new share repurchase program for up to $200.0 million of the Company’s common stock.

•

Year-to-date through July 2024, a total of 242,890 shares were repurchased at a cost of $50.0 million, including 164,411 shares repurchased during the second quarter at a cost of $33.5 million. As of August 6, 2024, an aggregate of $250.0 million remained under the current authorizations by the Company’s Board of Directors.

•	The Board declared a quarterly cash dividend of $0.74 per share, payable on September 4, 2024 to stockholders of record as of the close of business on August 21, 2024.

Other

•	Employee headcount was 864 as of June 30, 2024, down from 881 as of December 31, 2023, but up from 803 as of June 30, 2023.

[1]	See “General Notes Regarding the Data Presented” below.
[2]

Open Trading share of total credit trading volume is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[3]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[4]	EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of these non-GAAP financial measures.
[5]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.
[6]

The Company is highlighting the impact of single-dealer portfolio trading volume on U.S. high-grade and U.S. high-yield trading volume and estimated market share, but will continue to exclude single-dealer portfolio trading activity from each product’s aggregated trading volume and estimated market share and the total credit FPM calculation.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP net cash provided by/(used in) operating activities to free cash flow.

Please refer to Tables 6 & 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, Richard Schiffman, Global Head of Trading Solutions, and Ilene Fiszel Bieler, Chief Financial Officer will host a conference call to discuss the Company’s financial results and outlook on Tuesday, August 6, 2024 at 10:00 a.m. ET. To access the conference call, please dial 646-307-1963 (U.S./International) and use the ID 1832176. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

General Notes Regarding the Data Presented

Reported MarketAxess volume in all product categories includes only fully electronic trading volume. MarketAxess trading volumes and the Financial Industry Regulatory Authority (“FINRA”) Trade Reporting and Compliance Engine (“TRACE”) reported volumes are available on the Company’s website at investor.marketaxess.com/volume.

Due to variances in how portfolio trading market participants utilized the portfolio trading TRACE “flag,” the Company previously used its own internal methodology for calculating portfolio trading as an estimated percentage of TRACE volume and the Company’s estimated market share. The Company is reviewing recent improvements in the TRACE data, but it now believes that the portfolio trading TRACE “flag” more accurately reflects the true size of the portfolio trading market. As such, at this time, the Company is not presenting portfolio trading as an estimated percentage of TRACE volume or the Company’s portfolio trading estimated market share for the second quarter of 2024.

In addition, for periods beginning with January 2024, the Company has made changes to the market volume data used to calculate estimated market share for Municipal and U.S. Government Bonds. For Municipal Bonds, the Company previously used estimates, derived from data issued by the Municipal Securities Rule Making Board (“MSRB”), including estimates for new issuance, commercial paper and variable-rate trading activity, and excluded these volumes from the estimated market volume data. While the Company still uses estimates, the new methodology for identifying and excluding these volumes from the market volume data is now based on MSRB “flags” to identify new issuance, commercial paper, and variable-rate volumes. For U.S. Government Bonds, the previous data source for estimated market volumes was the Federal Reserve Bank’s Reported Primary Dealer U.S. Treasury Bond Trading Volumes, which was reported on a one-week lag. The new source for U.S. Government Bond trading volumes is FINRA’s U.S. Treasury TRACE data. The Company believes that the refined methodology used for Municipal Bonds, and the new data source for U.S. Government Bonds, provides more accurate measures of estimated market volumes and estimated market share. Prior comparable periods have been recast retrospectively for both Municipal and U.S. Government Bonds to conform to the updated presentation of the data. The new estimated market volume data is also available on the Company’s website at investor.marketaxess.com/volume.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for the Company, product/protocol availability and ability to increase estimated market share, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms, products or services; our vulnerability to malicious cyber-attacks and attempted cybersecurity breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; adverse effects as a result of climate change or other ESG risks that could affect our reputation; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; our exposure to financial institutions by holding cash in excess of federally insured limits; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. Our automated and algorithmic trading solutions, combined with our integrated and actionable data offerings, help our clients make faster, better-informed decisions on when and how to trade on our platform. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on X @MarketAxess.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

Table 2: Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,			June 30,
In thousands, except per share data (unaudited)	2024	2023	% Change	2024	2023	% Change
Revenues
Commissions	$171,679	$158,586	8%	$356,552	$340,577	5%
Information services	12,544	11,655	8	24,425	22,665	8
Post-trade services	10,400	9,415	10	21,130	19,395	9
Technology services	3,037	190	NM	5,871	378	NM

Total revenues	197,660	179,846	10	407,978	383,015	7

Expenses
Employee compensation and benefits	56,790	48,383	17	118,054	100,698	17
Depreciation and amortization	18,356	17,005	8	36,556	33,466	9
Technology and communications	17,771	15,235	17	34,822	30,234	15
Professional and consulting fees	7,669	8,023	(4)	14,064	15,150	(7)
Occupancy	3,714	3,199	16	7,139	6,810	5
Marketing and advertising	3,010	3,308	(9)	4,843	6,303	(23)
Clearing costs	4,122	4,182	(1)	9,033	8,727	4
General and administrative	4,889	4,784	2	9,628	10,544	(9)

Total expenses	116,321	104,119	12	234,139	211,932	10

Operating income	81,339	75,727	7	173,839	171,083	2
Other income (expense)
Interest income	6,401	5,312	21	12,374	9,561	29
Interest expense	(621)	(53)	NM	(937)	(183)	412
Equity in earnings of unconsolidated affiliate	354	250	42	724	454	59
Other, net	(1,136)	(2,286)	(50)	(2,946)	(3,770)	(22)

Total other income (expense)	4,998	3,223	55	9,215	6,062	52

Income before income taxes	86,337	78,950	9	183,054	177,145	3
Provision for income taxes	21,399	19,091	12	45,501	43,658	4

Net income	$64,938	$59,859	8	$137,553	$133,487	3

Per Share Data:
Net income per common share
Basic	$1.72	$1.60		$3.65	$3.56
Diluted	$1.72	$1.59		$3.64	$3.55
Cash dividends declared per common share	$0.74	$0.72		$1.48	$1.44
Weighted-average common shares:
Basic	37,655	37,485		37,698	37,482
Diluted	37,689	37,588		37,740	37,617

NM - not meaningful

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended June 30,			Six Months Ended June 30,
(unaudited)	2024	2023	% Change	2024	2023	% Change
Variable transaction fees
Credit	$127,645	$118,710	8%	$269,149	$259,680	4%
Rates	5,719	4,547	26	10,885	10,805	1
Other	5,076	—	NM	9,925	—	NM

Total variable transaction fees	138,440	123,257	12	289,959	270,485	7

Fixed distribution fees
Credit	33,177	35,268	(6)	66,465	69,952	(5)
Rates	62	61	2	128	140	(9)

Total fixed distribution fees	33,239	35,329	(6)	66,593	70,092	(5)

Total commission revenue	$171,679	$158,586	8	$356,552	$340,577	5

Average variable transaction fee per million
Credit	$148.16	$157.42	(6)%	$151.25	$161.43	(6)%
Rates	4.45	4.70	(5)	4.61	4.35	6

Table 4: Trading Volume Detail*

	Three Months Ended June 30,
In millions (unaudited)	2024		2023		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$405,440	$6,436	$353,239	$5,697	15%	13%
High-yield	84,248	1,337	91,390	1,474	(8)	(9)
Emerging markets	210,205	3,337	168,257	2,714	25	23
Eurobonds	128,266	2,103	116,495	1,942	10	8
Other credit	33,376	530	24,729	399	35	33

Total credit trading	861,535	13,743	754,110	12,226	14	12

Rates
U.S. government bonds	1,236,917	19,634	940,127	15,163	32	29
Agency and other government bonds	48,506	792	26,721	439	82	80

Total rates trading	1,285,423	20,426	966,848	15,602	33	31

Total trading	$2,146,958	$34,169	$1,720,958	$27,828	25	23

Number of U.S. Trading Days[1]		63		62
Number of U.K. Trading Days[2]		61		60

	Six Months Ended June 30,
In millions (unaudited)	2024		2023		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$861,438	$6,947	$745,954	$6,016	15%	15%
High-yield	169,627	1,368	214,263	1,728	(21)	(21)
Emerging markets	431,632	3,481	360,098	2,904	20	20
Eurobonds	257,115	2,074	234,861	1,894	9	10
Other credit	59,705	481	53,412	430	12	12

Total credit trading	1,779,517	14,351	1,608,588	12,972	11	11

Rates
U.S. government bonds	2,282,713	18,409	2,431,419	19,608	(6)	(6)
Agency and other government bonds	80,132	646	53,782	434	49	49

Total rates trading	2,362,845	19,055	2,485,201	20,042	(5)	(5)

Total trading	$4,142,362	$33,406	$4,093,789	$33,014	1	1

Number of U.S. Trading Days[1]		124		124
Number of U.K. Trading Days[2]		124		124

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

NM - not meaningful

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$434,063	$451,280
Cash segregated under federal regulations	46,141	45,122
Investments, at fair value	135,908	134,861
Accounts receivable, net	92,350	89,839
Receivables from broker-dealers, clearing organizations and customers	577,992	687,936
Goodwill	236,706	236,706
Intangible assets, net of accumulated amortization	108,420	119,108
Furniture, equipment, leasehold improvements and capitalized software, net	108,802	102,671
Operating lease right-of-use assets	60,500	63,045
Prepaid expenses and other assets	85,831	84,499

Total assets	$1,886,713	$2,015,067

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$41,002	$60,124
Payables to broker-dealers, clearing organizations and customers	392,846	537,398
Securities sold, not yet purchased, at fair value	9,167	—
Income and other tax liabilities	2,058	7,892
Accounts payable, accrued expenses and other liabilities	36,338	37,013
Operating lease liabilities	76,081	79,677

Total liabilities	557,492	722,104

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	335,641	333,292
Treasury stock	(302,455)	(260,298)
Retained earnings	1,325,139	1,244,216
Accumulated other comprehensive loss	(29,227)	(24,370)

Total stockholders’ equity	1,329,221	1,292,963

Total liabilities and stockholders’ equity	$1,886,713	$2,015,067

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2024	2023	2024	2023
Net income	$64,938	$59,859	$137,553	$133,487
Add back:
Interest income	(6,401)	(5,312)	(12,374)	(9,561)
Interest expense	621	53	937	183
Provision for income taxes	21,399	19,091	45,501	43,658
Depreciation and amortization	18,356	17,005	36,556	33,466

EBITDA	$98,913	$90,696	$208,173	$201,233

Net income margin[1]	32.9%	33.3%	33.7%	34.9%
Add back:
Interest income	(3.2)	(3.0)	(3.0)	(2.5)
Interest expense	0.3	—	0.2	—
Provision for income taxes	10.7	10.6	11.1	11.4
Depreciation and amortization	9.3	9.5	9.0	8.7

EBITDA margin[2]	50.0%	50.4%	51.0%	52.5%

Table 7: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2024	2023	2024	2023
Net cash (used in)/provided by operating activities	$118,849	$105,394	$113,900	$112,921
Exclude: Net change in trading investments	100	(890)	(155)	(471)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(3,151)	(46,010)	48,137	757
Less: Purchases of furniture, equipment and leasehold improvements	(7,695)	(1,055)	(8,892)	(1,272)
Less: Capitalization of software development costs	(10,496)	(11,025)	(24,459)	(21,715)

Free cash flow	$97,607	$46,414	$128,531	$90,220

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.